EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Code Rebel LLC, a Hawaii entity wholly owned by Code Rebel Corporation.

ThinOps Resources, LLC, a Texas entity wholly owned by Code Rebel Corporation.

Code Rebel Acquisition Corporation, a Delaware entity wholly owned by Code Rebel Corporation